 Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Robert C. Singer

Chief Financial Officer

Williams Scotsman International, Inc.

(410) 931-6108

Williams Scotsman International, Inc. Reports Results

For the Quarter Ended March 31, 2007

- First quarter earnings per share of $0.24 exceeds Company’s expectations -

- Company Increases Outlook for Fiscal 2007 -

Baltimore, MD - May 2, 2007 - Williams Scotsman International, Inc. (NASDAQ: WLSC), a leading provider of modular space solutions, reported today its financial results for the first quarter of 2007.

First Quarter Results

Total revenue for the 2007 first quarter was $161.9 million, compared to $165.0 million a year ago. As previously announced, the Company’s results for the 2006 first quarter included a single large U.S. military sale as well as unusually high business activity related to the early-stage recovery efforts in the hurricane-affected region of the country.  These items contributed $23.7 million of revenue. On a comparable basis excluding the impact of these items from the Company’s 2006 first quarter results, total revenue increased by 15% or $20.7 million. Leasing revenues increased 16% to $80.2 million from $68.9 million in the prior year quarter, driven primarily by a 1.8% increase in average units on rent in North America, and an increase in the average rental rate of $24 to $306 from $282. North American utilization showed a decline to 80% from 82% a year ago due to idle classroom capacity and storage fleet growth.

The increase in units on rent and average rental rates is attributable to continued strong performance throughout the Company’s U.S. regions and Canada. The remaining increase in leasing revenue was driven by the Company’s European subsidiary, Wiron, which was acquired in the third quarter of 2006. Sales of new units and rental equipment and delivery and installation revenues decreased 22.8% and 10.2%, respectively compared to the prior year quarter as a result of the above mentioned items.

Gross profit margins increased by $8.6 million, or 13%, to $74.0 million, while the gross profit margin percentage increased 6.1 percentage points to 45.7% as compared to the prior year first quarter.   The Company reported net income for the quarter ended March 31, 2007 of $10.4 million, or $0.24 per diluted share, as compared to net income of $10.4 million or $0.26 per diluted share for the quarter ended March 31, 2006. The 2006 first quarter results included a net income and earnings per share benefit of $2.8 million and $0.07, respectively, from the U.S. military and hurricane related sales as discussed above.

Gerry Holthaus, Chairman, President and CEO, commented, “We are very pleased with the better than expected results of our first quarter financial performance, particularly in light of the challenging comparison to an unusually strong 2006 first quarter.  Our performance demonstrates the benefits of our diversified growth strategy along with continued solid demand from the U.S. non-residential market.  Our results for the period also reflect continued growth in our Canadian operations, including the oil and gas sectors, and the benefit of our European operations.  The overall result was impressive performance within our leasing business, with an increase in leasing revenues and gross margin percentage of 16% and 3.9 percentage points, respectively, over the prior year quarter.

“During the quarter we continued to execute on our growth and diversification strategies, expanding our operational footprint with the previously announced acquisition of Honolulu-based Hawaii Modular Space and its sister company, Alaska Modular Space, on March 8, 2007.  The integration process is going well, and we are continuing with a number of operational initiatives to complete the assimilation of this acquisition into the Company.”

Business Outlook

The following statements of anticipated results are based on current expectations. These statements are forward-looking, and actual results may differ materially.

The Company estimates the following performance measures for the second quarter ending June 30, 2007 and year ending December 31, 2007:

(in millions, except per share data)

	Quarter Ended June 30, 2007		Year Ended December 31, 2007
	Low	High	Low	High
	Range		Range
Operating income	$39.9	$41.4	$168.0	$171.5
Depreciation and amortization	22.3	22.3	90.2	90.2
Net income	12.6	13.6	55.7	57.8
Earnings per share - diluted	0.29	0.31	1.25	1.30
Capital expenditures (excluding acquisitions)	$50.0	$55.0	$135.0	$145.0

Mr. Holthaus concluded, “Looking ahead, we believe Williams Scotsman remains positioned well for solid growth.  Indications are that demand within our targeted vertical markets remains positive, while conditions within our non-U.S. markets also continue to be strong.  We are making excellent progress in achieving our goals for 2007 and look forward to additional success in the future.”

The Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time prior to its next earnings release.

Williams Scotsman International, Inc. has scheduled a conference call for May 2, 2007 at 10:00 AM Eastern Time to discuss its first quarter results.  To participate in the conference call, dial 888-433-1674 for domestic (212-748-2817 for international) and ask to be placed into the Williams Scotsman call.  To listen to a live webcast of the call, go to www.willscot.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on June 1, 2007.  To access the replay, domestic callers can dial 800-633-8284 and enter access code 21336707 (international callers can dial 402-977-9140).

About Williams Scotsman International, Inc.

Williams Scotsman International, Inc., through its subsidiaries, is a leading provider of mobile and modular space solutions for multiple industry sectors, including the Construction, Education, Commercial, Healthcare and Government markets. The company serves over 30,000 customers, operating a fleet of over 118,000 modular space and storage units that are leased through a network of over 100 locations throughout North America and Spain. Williams Scotsman provides delivery, installation, and other services, and sells new and used mobile office products. Williams Scotsman also manages large modular building projects from concept to completion. Williams Scotsman is a publicly traded company (NASDAQ: WLSC - News) headquartered in Baltimore, Maryland with operations in the United States, Canada, Mexico, and Spain. For additional information, visit the company’s web site at www.willscot.com, call (410) 931-6066, or email to Michele.Cunningham@willscot.com.

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the company’s expectations are disclosed under “Risk Factors” and elsewhere in the company’s 10-K, 10-Q and other SEC filings, including, but not limited to, substantial leverage and its ability to service debt, changing market trends in its industry, general economic and business conditions including a prolonged or substantial recession, its ability to finance fleet and branch expansion and to locate and finance acquisitions, its ability to implement its business and growth strategy and maintain and enhance its competitive strengths, intense industry competition, availability of key personnel and changes in, or the failure to comply with, government regulations. The company assumes no obligation to update any forward-looking statement.

Williams Scotsman International, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets

Cash	$2,129	$6,495
Trade accounts receivable, net	92,780	120,586
Prepaid expenses and other current assets	56,714	52,938
Rental equipment, net	1,102,446	1,066,469
Property and equipment, net	94,805	92,992
Deferred financing costs, net	18,472	19,277
Goodwill and other intangible assets	224,044	199,788
Other assets, net	31,712	29,374
Total assets	$1,623,102	$1,587,919

Liabilities and stockholders’ equity

Accounts payable	$50,878	$58,964
Accrued expenses and other current liabilities	46,393	50,834
Accrued interest	22,493	12,887
Rents billed in advance	25,306	25,031
Revolving credit facility	314,359	296,892
Long-term debt, net	618,888	619,464
Deferred income taxes	161,239	155,706
Total liabilities	1,239,556	1,219,778
Stockholders’ equity:
Common stock	560	557
Additional paid-in capital	548,695	545,124
Retained earnings	111,395	100,962
Accumulated other comprehensive income	18,834	17,436
	679,484	664,079
Less treasury stock	(295,938)	(295,938)
Total stockholders’ equity	383,546	368,141
Total liabilities and stockholders’ equity	$1,623,102	$1,587,919

Williams Scotsman International, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except per share data)

	Quarter Ended March 31,
	2007	2006
Revenues
Leasing	$80,184	$68,883
Sales:
New units	28,624	39,946
Rental equipment	10,315	10,511
Delivery and installation	30,563	34,026
Other	12,263	11,607
Total revenues	161,949	164,973

Cost of sales and services
Leasing:
Depreciation and amortization	15,724	14,190
Other direct leasing costs	15,208	15,050
Sales:
New units	22,181	32,308
Rental equipment	7,549	7,674
Delivery and installation	24,777	28,098
Other	2,555	2,272

Total cost of sales and services	87,994	99,592

Gross profit	73,955	65,381

Selling, general & administrative expenses (1)	32,720	26,650
Other depreciation and amortization	5,402	4,246
Operating Income	35,833	34,485

Interest, including amortization of deferred financing costs	19,006	17,521

Income before income taxes	16,827	16,964
Income tax expense	6,394	6,531
Net income	$10,433	$10,433

Earnings per common share	$0.24	$0.27
Earnings per common share, assuming dilution	$0.24	$0.26

Weighted average common shares outstanding — basic	43,164,059	39,361,922
Weighted average common shares outstanding — diluted	43,749,506	40,807,082

(1)             Includes non-cash stock compensation expense of $0.8 million and $0.5 million for the three months ended March 31, 2007 and 2006, respectively.

Williams Scotsman International, Inc.
Summary of Selected Consolidated Financial Information (unaudited)
(Dollars in thousands except monthly rental rate)

	Quarter Ended March 31,
Operations Data (in thousands):	2007	2006
Gross profit
Leasing	$49,252	$39,643
Sales:
New units	6,443	7,638
Rental equipment	2,766	2,837
Delivery and installation	5,786	5,928
Other	9,708	9,335
Total gross profit	$73,955	$65,381

North America Rental Fleet Data:	Quarter Ended March 31, 2007			Quarter Ended March 31, 2006
	Modular	Storage	Total	Modular	Storage	Total

Lease fleet units, as of end of period	79,000	24,300	103,300	77,600	21,800	99,400
Lease fleet units, average for period	78,300	23,900	102,200	76,900	21,700	98,600
Utilization rate based upon units, average for period	82%	75%	80%	83%	78%	82%
Monthly rental rate, average over period	$364	$99	$306	$332	$97	$282

At March 31, 2007, our European rental fleet totaled approximately 15,400 units, at a utilization rate of 89% and an average rental rate of $131.

	Quarter Ended March 31,
Capital Expenditure Data (in thousands):	2007	2006
Lease fleet, net (a)	$27,452	$26,513
Non-lease fleet	4,068	2,245
Acquisitions	42,639	5,123

Other Financial Data (at period end):	March 31, 2007
Leverage Ratio (b)	3.87	x
Leverage Ratio (c)	19.00	x
Borrowing base availability under revolving credit facility (d) (in thousands)	$196,067

(a)             Capital expenditures are shown net of used units sold

(b)            Calculated as total debt divided by Consolidated EBITDA, see (f) below

(c)             Calculated as total debt divided by net income, the most comparable GAAP measure

(d)            Under the Company’s Amended and Restated Credit Agreement, the Company is not subject to financial covenants as long as its excess availability under the revolving credit facility remains above $75 million. As of March 31, 2007, the Company’s excess availability under the revolver was $196.1 million or $121.1 million in excess of the $75 million requirement

Reconciliation of EBITDA for the quarter ended March 31, 2007 and 2006 to net income — the most comparable GAAP measure:

	Quarter Ended March 31,
	2007	2006
	(in thousands)
EBITDA (e)	$56,959	$52,921
Less:
Interest expense	19,006	17,521
Depreciation and amortization	21,126	18,436
Income tax provision	6,394	6,531

Net income	$10,433	$10,433

(e)             The Company defines EBITDA as earnings before deducting interest, loss on extinguishment of debt, income taxes, depreciation and amortization

Reconciliation of Consolidated EBITDA, as defined below, to net income — the most comparable GAAP measure for the twelve months ended March 31, 2007 (in thousands):

Consolidated EBITDA — trailing 12 months (f)	$241,202
Less:
Interest expense	70,604
Depreciation and amortization	82,537
Income tax provision	25,882
Non-cash stock compensation expense	2,949
Loss on early extinguishment of debt	90
Pro forma EBITDA impact of acquisitions	10,024
Net income, trailing 12 months	$49,116

(f)               Consolidated EBITDA is defined as the Company’s net income plus interest, loss on extinguishment of debt, taxes, depreciation and amortization expenses, and excludes (gains) losses on sales of fixed assets and any other non-cash items, and non-cash stock compensation charges.  Consolidated EBITDA also includes an adjustment to reflect the estimated full year EBITDA contribution of acquisitions completed during the period.  Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity.  The Company is providing Consolidated EBITDA as supplemental information so that investors can evaluate the Company’s performance and debt position.  Consolidated EBITDA of the Company’s wholly owned subsidiary, Williams Scotsman, Inc., is also separately calculated and utilized to assess its compliance with the financial covenants under the Amended and Restated Credit Agreement.

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